Exhibit 99

ONTRACK ANNOUNCES TERMINATION OF LEGATO MERGER AGREEMENT

            MINNEAPOLIS, Jan. 24 -- ONTRACK Data International, Inc. (Nasdaq:
ONDI) announced today that Ontrack and Legato Systems, Inc. (Nasdaq: LGTO) have terminated the Agreement and Plan of Reorganization dated November 18, 1999, which contemplated the merger of Ontrack with a wholly-owned subsidiary of Legato.

            Ontrack also announced that it has canceled the special meeting of shareholders scheduled for January 31, 2000.

            Ontrack, a leading provider of data availability software and service solutions, helps customers protect, back up, recover and discover their valuable data. Using its hundreds of proprietary tools and techniques, Ontrack is able to recover lost or corrupted data from all operating systems and types of storage devices through its do-it-yourself, remote and in-lab capabilities. Ontrack now offers a line of award-winning software tools to help prevent critical data loss through a broad line of problem-solving, file management and productivity utilities. Ontrack can be reached through its World Wide Web site at http://www.ontrack.com or by calling 800-872-2599 (612-937-5161). In addition to its Minneapolis headquarters, Ontrack operates other locations in Los Angeles, Boulder, Colo., Washington D.C., New York, Tokyo, London, Paris and Stuttgart.

            ONTRACK is a trademark or registered trademark of ONTRACK Data International, Inc. in the United States and/or other countries. All other brands and product names are trademarks or registered trademarks of their respective holders.

            /CONTACT: Tom Skiba of ONTRACK Data International, Inc., 612-949-4017, or tskiba@ontrack.com; or Matt Kucharski of Padilla Speer Beardsley, 612-871-8877, or mkucharski@psbpr.com/